AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 2003

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              STAKE TECHNOLOGY LTD.
             (Exact name of registrant as specified in its charter)

                                     Canada
                         (State or other jurisdiction of
                         incorporation or organization)

                                 Not Applicable
                                (I.R.S. Employer
                             Identification Number)

                                 2838 Highway 7
                         Norval, Ontario, Canada L0P 1K0
                                 (905) 455-1990
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                               STEVEN R. BROMLEY
              Executive Vice President and Chief Financial Officer
                             Stake Technology Ltd.
                                 2838 Highway 7
                        Norval, Ontario, Canada L0P 1K0
                                 (905) 455-1990

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Robert T. Lincoln, Esq.
                       Dunnington, Bartholow & Miller LLP
                                666 Third Avenue
                               New York, NY 10017
                                 (212) 682-8811

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   ----------

-------------------------------------------------------------------------------------------------------------
                                         Calculation of Registration Fee
-------------------------------------------------------------------------------------------------------------
Title of each class                        Proposed maximum         Proposed maximum
Of securities to be      Amount to be     offering price per       Aggregate offering            Amount of
   Registered             registered          share (1)                 Price (1)            registration fee
-------------------------------------------------------------------------------------------------------------
Common Shares
without par value           1,863,744          $4.185                  $7,799,769                 $631.00
-------------------------------------------------------------------------------------------------------------

      (1) Estimated solely for the purpose of determining the registration fee pursuant to rule 457(c) and based on the average of the high and low reported sales prices of the Registrant's common shares on the Nasdaq Smallcap Market on April 7, 2003, a date within five (5) business days of the date on which the Registration Statement was initially filed.

                                   ----------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT NECESSARILY COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 9, 2003

                                   PROSPECTUS

                                1,863,744 Shares
                              STAKE TECHNOLOGY LTD.
                        Common Shares, Without Par Value

This Prospectus relates to the offer and sale of up to 1,863,744 common shares, without par value (the "Shares") of Stake Technology Ltd. by the selling security holders identified in this Prospectus. We originally issued the Shares offered by this Prospectus to the selling security holders in connection with
(a) two (2) private placements in 2001, and (b) the issuance of warrants to purchase common shares in connection with certain acquisitions in 2001 and 2000. We agreed in the private placements and in connection with the acquisitions to register for resale the Shares issued in the private placement and issuable upon exercise of the warrants, and also agreed to bear the expenses of the registration of the Shares. We will not receive any of the proceeds from the sale of the Shares by the selling security holders although we will receive the exercise price of any warrants that are exercised by the selling security holders. See "RECENT DEVELOPMENTS" on page 7.

Our common shares are traded on the Nasdaq Smallcap Market under the symbol "STKL" and on the Toronto Stock Exchange under the symbol "SOY".

On April 7, 2003, the last reported sale price for the common shares on the Nasdaq Smallcap Market was US $4.03 per share.

--------------------------------------------------------------------------------
INVESTING IN THE COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS APRIL XX, 2003

TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary...................................................        3
Risk Factors.........................................................        5
Note Regarding Forward-Looking Statements............................        7
Recent Developments..................................................        7
Description of Securities............................................        8
Use of Proceeds......................................................        8
Selling Security Holders.............................................        9
Plan of Distribution.................................................       10
Legal Matters........................................................       11
Experts..............................................................       11
Where You Can Find More Information..................................       11
Information Incorporated by Reference................................       12
Indemnification of Directors and Officers............................       12
Enforceability of Civil Liabilities .................................       13

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT STAKE TECHNOLOGY LTD. AND ITS SUBSIDIARIES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

CURRENCY PRESENTATION

All dollar amounts in this Prospectus are expressed in United States dollars "$". Amounts expressed in Canadian dollars are preceded by the symbols "CDN. $". On April 7, 2003, the noon buying rate for U.S. $1.00 was CDN. $1.4846.

PROSPECTUS SUMMARY

This summary highlights some information from this Prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this Prospectus. You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference in this Prospectus. When used in this Prospectus, the terms "Company" "Stake," "we," "our," "ours" and "us" refer to Stake Technology Ltd. and its consolidated subsidiaries, unless the context requires otherwise, and not to the selling security holders.

Our Business

Stake Technology Ltd. ("Stake" or the "Company") operates in three principal businesses; (1) natural and organic food product markets including sourcing, processing, packaging and distribution, (2) processing, distribution and recycling of environmentally responsible industrial mineral products and (3) engineering and marketing of a proprietary clean pulping system using patented steam explosion technology.

The Company was incorporated under the laws of Canada on November 13, 1973. The principal executive offices are located at 2838 Highway 7, Norval, Ontario, Canada, L0P 1K0, telephone: (905) 455-1990, fax: (905) 455-2529, e-mail:
info@staketech.com and web site: www.staketech.com.

The Food Group, which represents approximately 80% of fiscal 2002 consolidated revenues, consists of the SunRich Food Group (SunRich), recently acquired Opta Food Ingredients, Inc. (Opta) and the newly formed Canadian Organic Food Group. These groups form the backbone of the Company's vertically integrated food operations, focused on the natural and organic foods markets. SunRich produces organic and non-genetically modified (non-GMO) food ingredients with a specialization in soy and other natural and organic food products. SunRich is headquartered at 3824 - 93rd Street S.W., Hope, Minnesota, 56046-0128, telephone: (507) 451-3316, fax: (507) 451-2910, e-mail: info@sunrich.com and web site: www.sunrich.com. Opta is the world's largest supplier of oat fiber to the food industry. Its mission is to resolve its customer's product formulation challenges through innovating, manufacturing and selling proprietary ingredients to improve the nutritional content, healthfulness, texture and taste of foods. Opta is headquartered at 25 Wiggins Avenue, Bedford, Massachusetts, 01730, telephone: (781) 276-5100, fax (781) 276-5101, email:
customer_service@opta-food.com and web site: www.opta-food.com. The Canadian Organic Food Group consists of the 2002 acquisitions of Wild West Organic Harvest Co-operative Association (Wild West) of Richmond, British Columbia, Simply Organic Co. Ltd. (Simply Organic) of Toronto, Ontario, Organic Kitchen of Toronto, Ontario and Sunrich Valley, a new division launched in 2002. Wild West is well established, specializing in the distribution of natural and organic foods throughout Western Canada. Simply Organic is a growing natural and organic foods distribution business serving the Central Canada market. Organic Kitchen provides organic feeds and partners with processors to market organic poultry and other organic meat products. Sunrich Valley markets a full line of organic dairy products under the trademark MU. For details their respective web sites are as follows: www.wildwestorganicharvest.com; www.organickitchen.com and www.muorganics.com.

The Environmental Industrial Group, which represents approximately 20% of fiscal 2002 consolidated revenues, includes BEI/PECAL, a division of the Company, Temisca Inc., Virginia Materials Inc. (Virginia Materials) and International Materials & Supplies, Inc. (International Materials). The Group processes, sells and distributes abrasives and other industrial minerals to the foundry, steel and marine/bridge cleaning industries; sources specialty sands and garnets for the water filtration industry; and recycles inorganic materials under special permits from government authorities at both its Waterdown, Ontario and Norfolk, Virginia sites. The Environmental Industrial Group can be contacted at 407 Parkside Drive, Waterdown, Ontario, L0R 2H0, telephone: (905) 689-6661, fax:
(905) 689-0485, e-mail: info@barnesenvironmental.com and web site: www.bei.ca.

The Steam Explosion Technology Group, a division of Stake, is located on the corporate property of the Company in Norval, Ontario. This division holds numerous patents on its steam explosion process and is marketing this clean pulping system with a special focus on China, the world's largest user of non-woody pulp. The Group is also pursuing opportunities to leverage this technology in food grade applications in North America. The Steam Explosion Technology Group can be contacted at 2838 Hwy 7, Norval, Ontario, L0P 1K0, telephone: (905) 455-1990, fax: (905) 455-2529, e-mail: info@staketech.com and web site: www.steamexplosion.com.

Acquisitions during 2002

Opta

On December 4, 2002, Stake completed its cash tender offer for Opta (formerly listed on Nasdaq - OPTS) for $2.50 per share in accordance with the terms of its tender offer for all of the outstanding shares of Opta. Approximately 92.6% of the outstanding common shares were tendered. On December 18, 2002 the Company amalgamated Opta with Stake Acquisition Corp., a wholly-owned subsidiary. As a result of this amalgamation the remaining 7.4% of Opta's outstanding common shares were converted to a right to receive $2.50 per share in cash from Stake.

Opta is a leading innovator, manufacturer and marketer of proprietary food ingredients that improve the nutritional content, healthfulness, texture and taste of its customers' food products. Opta's food ingredients are used by more than 350 food companies, including 12 of the largest U.S. consumer packaged food companies and three of the world's largest quick service restaurant chains. For the nine-month period ended September 30, 2002, Opta's sales were $21.1 million with an EBITDA of $2.8 million from its four manufacturing plants. As of September 30, 2002, Opta's net assets were approximately $38 million, which included approximately $9.5 million in cash and short-term investments. The acquisition of Opta is expected to be immediately accretive to future earnings of the Company.

Wild West Organic Harvest

On November 1, 2002 the Company acquired privately owned 632100 B.C. Ltd., formally operated as Wild West Organic Harvest Co-Operative Association (Wild
West), a Vancouver (Richmond), British Columbia based distributor of organic and natural food products. The purchase price included cash and contingent consideration payable upon achieving certain gross margin targets over the next two to four years. The acquisition is expected to be accretive to future earnings. Wild West had annualized revenues of approximately $11.0 million in 2002.

Wild West distributes 2,400 products throughout Western Canada to both the mass market and natural food retail outlets. It has a historical annual growth rate of 43% over the last three years and operates from a newly expanded 38,000 square foot refrigerated and frozen warehouse facility. A natural and organic industry fresh food pioneer with 26 years of operation, Wild West runs one of Canada's only certified organic distribution centres.

Simply Organic

On December 1, 2002. the Company acquired privately owned Simply Organic Co. Ltd. (Simply Organic), a Toronto based distributor of natural and organic food products. The purchase price included cash and contingent consideration payable upon achieving certain gross margin targets over the next two to four years. This acquisition is expected to be accretive to future earnings. Simply Organic celebrated its second year in business in November, 2002 and had annualized revenues of approximately $3.5 million in 2002.

Simply Organic distributes a broad range of regionally and internationally grown and produced certified organic food products including Stake's line of organic dairy products, sold under the brand name mu, throughout much of Ontario to both the mass market and natural food retail outlets. It has recently expanded to a new 14,000 square foot refrigerated warehouse to serve as the distribution hub for its extensive line of certified organic food products.

Organic Kitchen

On July 3, 2002 the Company acquired certain assets and the businesses of Cloud Mountain Inc. and Organic Kitchen Inc. (together, Organic Kitchen). These two companies form an integrated unit which sources, blends and supplies proprietary organic feeds to organic poultry and other meat producers. The companies then partner with organic processors who package poultry and other meat products and distribute to mass marketers under private label or the Organic Kitchen(TM) brand.

RISK FACTORS

The Common Shares offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with other matters referred to herein, the risk factors set forth below. Prospective investors should carefully consider the following risk factors, together with all of the other information appearing, or incorporated by reference, in this Prospectus, in light of his or her particular financial circumstances and/or investment objectives.

Future Capital Needs

Certain of the Company's operations operate at, or near, capacity. Continued growth in these operations is reliant upon the Company's ability to increase capacity through internal capital projects or acquisition. The Company's ability to raise capital, through equity and/or debt financing, is directly related to its ability to continue to grow and improve returns from operations. Additional capital through equity financing may also result in additional dilution to the Company's shareholders.

Competition

The Company carries on its businesses in competition with companies and individuals with financial resources and staffs larger than the Company's and the Company is, therefore, subject to competitive factors over which it has little control or can otherwise affect.

Product Liability Claims

The Company's Food Group operates in a highly sterilized environment. However, the sourcing, processing, testing and sale of food products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against the Company. While the Company currently has product liability insurance coverage, it will be required to expand such coverage as new products are introduced into the market and/or additional capacity is added. The availability of such insurance coverage in the future at cost effective prices may have a negative impact on results. Furthermore, there can be no assurance that such insurance coverage will be adequate, or that a product liability claim, even one without merit, would not materially and adversely affect the Company's operations or financial condition.

Technological Innovation and Protection of Intellectual Property and Proprietary Rights

Competitors include major chemical companies, other food ingredient companies and consumer food companies that also engage in the development and sale of food ingredients. Many of these companies are engaged in the development of texturizers and other food ingredients and have introduced a number of texturizers into the market. There can be no assurance that existing products or products under development by our competitors will not prove to be more effective or less costly than any products which have been or are being developed by us.

The Company and particularly the Food Group and Steam Technology Group depend in part, on their ability to protect intellectual property rights. We rely primarily on patent, copyright, trademark and trade secret laws to protect our proprietary technologies. We cannot be sure that such measures will provide meaningful protection for our proprietary technologies and processes. The failure of any patents to provide protection to our technology would make it easier for our competitors to offer similar products.

Governmental Regulation and Policies

The Company and its subsidiaries are, and are expected to continue to be, subject to substantial federal, state, provincial and local environmental regulation. These regulations exist in virtually all the Company's operational business locations throughout North America and can present delays and costs that can adversely affect business development. Any changes to current regulations may impact the development, manufacturing and marketing of the Company's products, and may have a negative impact on future results.

Stake's Steam Explosion Technology Group

The Steam Explosion Technology Group has yet to gain wide acceptance within the industry and consequently earnings can fluctuate from quarter to quarter. Its patented steam technology, while proven, has yet to develop a firm customer base. The success of this division will depend upon its ability to promote commercial acceptance of the StakeTech System.

Lack of Dividends; Dividend Restrictions

Stake has never paid dividends on its common shares and does not contemplate paying cash dividends in the foreseeable future. Moreover, Stake is precluded under the terms of various agreements with its creditors from paying dividends until the related indebtedness has been satisfied. It is the Company's intention to retain future earnings to fund growth. Accordingly, investors will not receive a return on investment in Stake common shares through the payment of dividends in the foreseeable future and may not realize a return on investment even if they sell their shares. Any future payment of dividends to Stake security holders will depend on decisions that will be made by the Board of Directors and will depend on then existing conditions, including the Company's financial condition, contractual restrictions, capital requirements and business prospects. The receipt of cash dividends by United States shareholders from a Canadian corporation, such as Stake, is subject to a 15% Canadian withholding tax.

Customer Concentration

A portion of the Company's revenues in the Food Group are derived from a relatively low number of customers. Although the Company has a good working relationship with these customers, the loss of one of these customers would have a negative impact on the results of the Company. The Company plans to continue to mitigate this risk going forward by broadening its customer base and product offering.

Integration of Acquired Companies

The Company's growth strategy inherently asserts that acquisitions will be integrated successfully. However, the Company's ability to integrate current and future acquisitions will have a direct impact on the Company's future results. Failure to integrate acquisitions in a timely and efficient manner may have a negative impact on the future results of the Company.

Your ownership interest in Stake will be diluted upon issuance of shares we have reserved for future issuance

         Shares Outstanding                                                         Number
         ------------------                                                         ------
         As at December 31, 2002                                                41,984,118
         Options/warrants exercised subsequent to December 31, 2002                569,081
                                                                                ----------
         Total Shares Outstanding, April 7, 2003                                42,553,199
                                                                                ==========

Details of employee/director stock options and warrants exercisable as at March 31, 2003 are as follows:

----------------------------------------------------------------------------------------------------------------------
Expiry Date                  Exercise price               Warrants                    Options                    Total
----------------------------------------------------------------------------------------------------------------------
2003                         $1.06 to $2.10                150,000                    596,650                  746,650
----------------------------------------------------------------------------------------------------------------------
2004                         $1.06 to $3.25              3,678,744                    121,260                3,800,004
----------------------------------------------------------------------------------------------------------------------
2005                         $1.06 to $1.38                500,000                    398,900                  898,900
----------------------------------------------------------------------------------------------------------------------
2006                         $1.53 to $2.10                 35,000                    148,500                  183,500
----------------------------------------------------------------------------------------------------------------------
2007                         $2.15 to $3.07                      0                    144,870                  144,870
----------------------------------------------------------------------------------------------------------------------
2008                         $3.00                               0                     79,750                   79,750
----------------------------------------------------------------------------------------------------------------------
                                                         4,363,744                  1,489,930                5,853,674
----------------------------------------------------------------------------------------------------------------------

The issuance of these additional common shares will reduce your percentage ownership in Stake.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these forward-looking statements include but are not limited to, statements about our plans, objectives, expectations, intentions and other statements, contained in this Prospectus or incorporated by reference, that are not historical facts. You can identify these statements by forward-looking words, such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other forward-looking information. We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the section captioned "Risk Factors" as well as any cautionary language in this Prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common shares, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

RECENT DEVELOPMENTS

Changes in securities and use of proceeds

Claridge Convertible Debenture

In December 2002, Stake issued to Claridge Israel LLC ("Claridge"), the Company's largest shareholder, a $5 million convertible debenture due November 30, 2004, bearing interest at the rate of 5.5% per annum, convertible into common shares of the Company at a price of $3.00 per share on and after November 30, 2003. The funds were specifically used for the acquisition of Opta. In conjunction with the debenture, the Company issued warrants to purchase up to 250,000 common shares at an exercise price of $3.25 per share, expiring November 30, 2004.

Options and warrants exercised during the year

During the year ended December 31, 2002, employees and directors exercised 246,740 common share options and an equal number of common shares were issued for net proceeds of $397,000. Subsequent to December 31, 2002, directors, officers and employees exercised 229,725 common share options and an equal number of common shares were issued for net proceeds of $414,096.

During the year ended December 31, 2002, 656,150 warrants were exercised and an equal number of common shares were issued for net proceeds of $1,474,000. Subsequent to December 31, 2002, 339,356 warrants were exercised and an equal number of common shares were issued for net proceeds of $725,423.

These funds were used for general business purposes including working capital and capital expenditures in existing businesses and for the recent acquisitions.

Bank Financing

The Company completed two bank financings in 2002 with Bank of Montreal and Harris Bank and Trust Company (the "Banks") and has completed a refinancing in February 2003.

The first financing in March 2002 was used to consolidate a number of separate banking and private lending relationships. This new facility included a CDN$5 million line of credit, a U.S. $5 million line of credit, and a $15 million two year term facility payable quarterly based on a seven year amortization period.

In November 2002, Stake entered into a tender facility agreement with the Banks for $17 million, to be used solely for the purchase of Opta's outstanding common shares pursuant to the cash tender offer.

In February 2003 the Company entered into an amended and restated banking agreement. This amended facility increased the term debt to $21.7 million and the U.S. line of credit to $9 million. The incremental proceeds from this facility, in addition to cash on hand, were used, to repay the tender facility. The term facility is due in two years with a renewal option by the Banks and the Company. Principal payments are made quarterly and amortize over 7 years. The Company fully intends to renew the facility when it matures in March, 2005.

DESCRIPTION OF SECURITIES

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of Special Shares without par value. As of April 7, 2003 Stake had 42,553,199 common shares outstanding. There are no special shares issued and outstanding. The following is a brief summary of certain of the rights of the holders of the Company's capital stock.

Common Shares

The holder of each common share is entitled to one vote, either in person or by proxy, on all matters submitted to shareholders. Holders of common shares are entitled to share pro rata in such dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, holders of common shares are entitled to share pro rata in the assets of the Company available for distribution. Since shareholders do not have cumulative voting rights, holders of more than 50% of the outstanding voting shares can elect all of the directors of the Company if they choose to do so. In such event, holders of the remaining shares will be unable to elect any director. The common shares do not have conversion, subscription or preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund provisions. All outstanding common shares are fully paid and non-assessable.

Special Shares

The special shares are issuable in series. Subject to the Company's Articles of Amalgamation, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attached to the shares of each series. The special shares would rank prior to the common shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of special shares are entitled to vote as a class, the holders of special shares will not be entitled to vote at meetings of shareholders.

The Articles of Amalgamation, as amended, and the By-Laws of the Company and the Canada Business Corporations Act govern the rights of holders of the common shares. The Articles of Amalgamation and By-Laws may be amended so as to modify such rights and major corporate changes (such as amalgamation, reorganization and sale of all or substantially all assets) may be effected, by not less than two-thirds of the votes cast by the shareholders voting in person or by proxy at a general meeting of the Company.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the selling security holders. We will, however, receive the exercise price of any of the warrants exercised by the selling security holders. If all of the warrants issued in the two private placements and in connection with certain acquisitions were to be exercised we would receive gross proceeds of US$3,650,930. The proceeds received upon the exercise of any of the warrants would be used for both working capital and future business acquisitions.

SELLING SECURITY HOLDERS

We originally issued the Shares offered by this Prospectus to the selling security holders in connection with (a) two (2) private placements in 2001 and
(b) the issuance of warrants to purchase shares of common stock issued in connection with certain acquisitions in 2001 and 2000. We agreed to bear the expenses of the registration of the Shares. We will not receive any of the proceeds from the sale of the Shares by the selling security holders.

The following table sets forth information with respect to the Shares owned and warrants held by the selling security holders. The information regarding common shares to be owned after the offering assumes the sale of all Shares offered by the selling security holders by this Prospectus.

------------------------------------------------------------------------------------------------------------------------------------
                                                 Number of Shares       Number of Full                           Number of Shares to
                                                  Owned Prior to     Warrants/Units Held     Number of Shares       be Owned after
     Name of Selling Security Holder                 Offering         Prior to Offering       being Offered            Offering
------------------------------------------------------------------------------------------------------------------------------------
Peter A. Orr                                                                35,000                35,000                     0
------------------------------------------------------------------------------------------------------------------------------------
Thomas A. Koenig                                      60,000                75,000                75,000                60,000
------------------------------------------------------------------------------------------------------------------------------------
Polaris Partners LP                                                         90,909                90,909                     0
------------------------------------------------------------------------------------------------------------------------------------
Ernest Siefert                                                              50,000                50,000                     0
------------------------------------------------------------------------------------------------------------------------------------
Morrie M. Cohen                                                             25,000                25,000                     0
------------------------------------------------------------------------------------------------------------------------------------
Casurina Limited Partnership                          90,000                87,500                87,500                90,000
------------------------------------------------------------------------------------------------------------------------------------
Gerald Gorn                                           10,000                 5,000                 5,000                10,000
------------------------------------------------------------------------------------------------------------------------------------
Nesbitt Burns for Amaranth                                                 125,000               125,000                     0
------------------------------------------------------------------------------------------------------------------------------------
Eleuterra Investment Management                                             37,500                37,500                     0
------------------------------------------------------------------------------------------------------------------------------------
AGF Canadian Growth Equity Fund                      469,700               234,850               234,850               469,700
------------------------------------------------------------------------------------------------------------------------------------
Roytor & Co.                                                                16,150                16,150                     0
------------------------------------------------------------------------------------------------------------------------------------
IG AGF Canadian Diversified Growth Fund                                     49,800                49,800                     0
------------------------------------------------------------------------------------------------------------------------------------
GWL Growth Equity Fund                                                      22,600                22,600                     0
------------------------------------------------------------------------------------------------------------------------------------
GWL London Life Growth Equity Fund                                          20,450                20,450                     0
------------------------------------------------------------------------------------------------------------------------------------
Equity Group Profit Sharing Plan                                            85,106                85,106                     0
------------------------------------------------------------------------------------------------------------------------------------
Channel Island PCC#RC0001007D                                              106,379               106,379                     0
------------------------------------------------------------------------------------------------------------------------------------
Desjardins Securities (1)                                                  150,000               150,000                     0
------------------------------------------------------------------------------------------------------------------------------------
Desjardins Securities (1)                                                  112,500               112,500
------------------------------------------------------------------------------------------------------------------------------------
Dennis Anderson                                    3,806,335               375,000               375,000             3,806,335
------------------------------------------------------------------------------------------------------------------------------------
Larry Anderson                                       367,089                25,000                25,000               367,089
------------------------------------------------------------------------------------------------------------------------------------
Christopher Anderson                                 678,358               100,000               100,000               678,358
------------------------------------------------------------------------------------------------------------------------------------
Michael Gournoe                                                             17,500                17,500
------------------------------------------------------------------------------------------------------------------------------------
Kim Jenkins                                                                 17,500                17,500
------------------------------------------------------------------------------------------------------------------------------------
                            Total                  5,481,482             1,863,744             1,863,744             5,481,482
------------------------------------------------------------------------------------------------------------------------------------

      (1) Has right to acquire these shares and warrants pursuant to an Agreement with Stake.

PLAN OF DISTRIBUTION

Resale's by the Selling Security Holders and Others

The selling security holders may offer the Shares from time to time either in increments or in a single transaction. These sales may be made on or at prices related to the then current market price or at negotiated prices.

The selling security holders may also decide not to sell any or all of the Shares allowed to be sold under this Prospectus. The selling security holders will act independently of Stake in making decisions with respect to the timing, manner and size of each sale.

The term "selling security holders" includes donees, persons who receive Shares from the selling security holders after the date of this Prospectus by gift. The term also includes distributees who receive Shares from selling security holders after the date of this Prospectus as a distribution to members or partners of the selling security holders.

The methods by which the Shares may be sold may include, but are not limited to, the following:

      o Block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

      o Over-the-counter distributions in accordance with the rules of the Nasdaq Market or the Toronto Stock Exchange;

      o Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o     Privately negotiated transactions; and

      o     A combination of any of these methods of sale.

In effecting sales, brokers or dealers engaged by the selling security holder may receive commissions or discounts from the selling security holder or from the purchasers in amounts to be negotiated immediately prior to the sale.

Costs and Commissions

We will pay all costs, expenses and fees in connection with the registration of the Shares being offered by this Prospectus. The selling security holders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares.

We have agreed to indemnify the selling security holders, against specified liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the registration statement of which this Prospectus is a part, including liabilities under the Securities Act and the Exchange Act. The selling security holders and any brokers participating in the sales of the Shares may be deemed to be underwriters within the meaning of the Securities Act.

Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of those Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

Prospectus Delivery Requirements

Because the selling security holders may be deemed an underwriter, the selling security holders must deliver this Prospectus and any supplements to this Prospectus in the manner required by the Securities Act.

Regulation M

The selling security holders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the Shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Shares offered by this Prospectus.

Compliance With State Law

In jurisdictions where the state securities laws require it, the selling security holders' Shares offered by this Prospectus may be sold only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.

Sales Under Rule 144

The selling security holders may also resell all or a portion of the Shares offered by this Prospectus in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling security holder must meet the criteria and comply with the requirements of Rule 144.

LEGAL MATTERS

Messrs. Basman Smith LLP, Toronto, Ontario, the Company's Canadian counsel have passed upon the validity of the issuance of the Shares offered by this Prospectus.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and therefore we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC" or "Commission") and since the Company's listing on the Toronto Stock Exchange on November 6, 2001 these type of documents are also filed with the Ontario Securities Commission and the Toronto Stock Exchange.

You may read and copy any of the reports, proxy statements and any other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, 13th Floor, New York, NY 10279. Copies can be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access filed documents at the SEC's Website at www.sec.gov .

Reports, proxy and information statements and other information about us may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

You may also read and copy any of the reports, proxy statements and any other information that we file with the Ontario Securities Commission and the Toronto Stock Exchange at the Canadian Depository's Website at www.sedar.com .

The Company's common shares are quoted on the Nasdaq Smallcap Market under the trading symbol "STKL" and on the Toronto Stock Exchange as "SOY".

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Shares offered in this Prospectus. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our common shares, and us, we refer you to those copies of contracts or other documents that have been filed as exhibits to the Registration Statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the Registration Statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this Prospectus information we file with the SEC in other documents. This means that we can disclose important information by referring you to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of these shares is terminated:

(1)   Our annual report on Form 10-K for the year ended December 31, 2002;

(2) Our Information Circular and Proxy Statement dated June 18, 2002 relating to our 2002 Annual and Special Meeting of Shareholders held on June 18, 2002.

(3)   Our amendment to Form 8-K dated February 14, 2003.

(4)   Our Form 8-K dated February 5, 2003.

A statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statement that is modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Prospectus.

We will provide without charge to you, upon your written or oral request, a copy of any or all of the information incorporated by reference in this Prospectus.

Requests should be directed to:

                              Stake Technology Ltd.
                 2838 Highway 7, Norval, Ontario, Canada L0P 1K0
           Attention: Steven R. Bromley, Executive Vice President and
                            Chief Financial Officer
               Telephone number (905) 455-1990 Fax (905) 455-2529
                          Email: sbromley@staketech.com

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are covered by the provisions of the Canada Business Corporations Act ("CBCA"), the Articles of Amalgamation, the bylaws and insurance policies, which serve to indemnify them against liabilities, which they may incur in such capacities. These various provisions are described below.

Indemnification and Insurance - Under the CBCA, we have the right to indemnify a present or former director or officer of the corporation or another individual who acts at our request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred if such individual acted honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if she or he had reasonable grounds for believing her or his conduct was lawful. In the latter case, we have the obligation to indemnify such person if he or she complies with the foregoing requirements and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done. We also have the right, with the approval of a court, to indemnify such persons in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of his or her association with the corporation or such other entity or to advance monies to such person for the costs, charges and expenses of such proceeding if he or she fulfills the foregoing requirements. If such person does not fulfill such requirements, he or she is required to repay the monies so advanced.

However, no such indemnification relieves a director or officer from the duty to act in accordance with the requirement of the CBCA honestly and in good faith with a view to our best interests, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by the CBCA.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of Stake, or is or was a director or officer of Stake serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, so long as the director or officer acted honestly and in good faith with a view to our best interests.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act of 1933 and are therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a Canada corporation. A majority of its officers and directors, as well as certain of the experts named herein, are residents of Canada and a substantial portion of the assets of the Company and of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or such persons or to enforce, in United States courts judgments against them obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. The Company has been advised by its Canadian counsel Basman Smith LLP of Toronto, Ontario, that there is doubt as to whether Canadian courts would: (a) enforce judgments of United States courts obtained in actions against the Company or such persons predicated upon the civil liability provisions of the United States federal securities laws; or (b) enforce, in original actions, liabilities against the Company or such persons predicated solely upon the United States federal securities laws.

                                    PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (in US$) to be incurred in connection with the issuance and distribution of the securities being registered hereby:

SEC registration fee......................................................$631
Accounting fees and expenses............................................$2,000*
Legal fees and expenses................................................$10,000*
Printing expenses.........................................................$500*
Miscellaneous.............................................................$869*

           TOTAL.......................................................$14,000*

*Estimated

Item 15. Indemnification of Directors and Officers

Section 124 of the Canada Business Corporations Act ("CBCA") provides, in pertinent part, as follows:

Indemnification         (1) A corporation may indemnify a director or officer of
                        the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or any individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including as amount paid to settle any action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs        (2) A corporation may advance moneys to a director,
                        officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1).
                        The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

Limitation              (3) A corporation may not indemnify an individual under
                        subsection (1) unless the individual

                        (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

                        (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

Indemnification in derivative actions

                        (4) A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity      (5) Despite subsection (1), an individual referred to in
                        that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or the proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

                        (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

                        (b)   fulfils the conditions set our in subsection (3).

Insurance               (6) A corporation may purchase and maintain insurance
                        for the benefit of an individual referred to in subsection(1) against any liability incurred by the individual

                        (a) in the individual's capacity as a director or officer of the corporation; or

                        (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

Pursuant to its By-Laws, the Company shall indemnify any person, and his or her heirs and legal representatives who is or was a director or officer of the Company, or who acts or acted at the request of the Company as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or such body corporate, if such person acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful. No director or officer of the Company shall be indemnified by the Company in respect of any liability, costs, charges or expenses that such person sustains or incurs in or about any action, suit or other proceeding as a result of which he or she is adjudged to be in breach of any duty or responsibility imposed upon him or her under the CBCA or under any other statute unless, in an action brought against him or her in their capacity as director or officer, he or she have achieved complete or substantial success as a defendant. Subject to the limitations contained in the CBCA, the Company may purchase, maintain or participate in such insurance for the benefit of such persons as the board of directors may, from time to time, determine.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The Company is subject, insofar as its Articles of Amalgamation and internal affairs are concerned, to the laws of Canada, and it has been advised by its Canadian counsel, Messrs. Basman Smith LLP, that, in their opinion, Canadian courts would allow indemnification for liabilities arising under the Act, provided that the indemnification came within the limits of the above quoted sections of the CBCA, since such provisions are not contrary to the public policy of Canada. (See "Enforceability of Civil Liabilities.")

Item 16. Exhibits

            5     Opinion of Basman Smith LLP

            23.1  Consent of Basman Smith LLP, included in Exhibit 5

            23.2  Consent of PricewaterhouseCoopers LLP

            24    Powers of Attorney

Item 17. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any Prospectus required by Section 10(a)(2) of the Securities Act of 1933;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
            Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the Town of Norval, Province of Ontario, Canada, on this 9th day of April, 2003.

                   STAKE TECHNOLOGY LTD.


                   By:  /s/ Steven R. Bromley
                      -----------------------
                            Steven R. Bromley
                            Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 9, 2003.

Signature                                   Title
---------                                   -----

            *                      Chairman, Chief Executive Officer
----------------------------       and Director (Principal Executive Officer)
Jeremy N. Kendall

  /s/ Steven R. Bromley            Executive Vice President and
----------------------------       Chief Financial Officer
Steven R. Bromley                  (Principal Financial and Accounting Officer)

            *                      Director
----------------------------
Cyril A. Ing

            *                      Director
----------------------------
Joseph Riz

            *                      Director and Authorized
----------------------------       Representative in the United States
James K. Rifenbergh

            *                      Director
----------------------------
Allan Routh

            *                      Director
----------------------------

Larry (Andy)Anderson

            *                      Director
----------------------------
Dennis Anderson

            *                      Director
----------------------------
Katrina Houde

            *                      Director
----------------------------
Camillo Lisio

            *                      Director
----------------------------
Stephen Bronfman

            *                      Director
----------------------------
Robert Fetherstonhaugh

         *By his signature set forth below, Steven R. Bromley, pursuant to duly executed powers of attorney filed with the Securities and Exchange Commission as an exhibit to this registration statement, has signed this registration statement on behalf of and as Attorney-in-Fact for the foregoing persons.


                            By: /s/Steven R. Bromley
                                Steven R. Bromley
                                Attorney-in-Fact